Exhibit 10.1

EXECUTION VERSION

$290,000,000

CREDIT AGREEMENT

among

THOMPSON CREEK METALS COMPANY INC.,

as Borrower,

 The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

ROYAL BANK OF CANADA,

as Syndication Agent,

BBVA COMPASS, DEUTSCHE BANK AG CANADA BRANCH, STANDARD BANK and SOCIÉTÉ
GÉNÉRALE (CANADA BRANCH),

as Documentation Agents,

J.P. MORGAN SECURITIES LLC

and RBC CAPITAL MARKETS

as Joint Bookrunners

and

J.P. MORGAN SECURITIES LLC

and RBC CAPITAL MARKETS

as Joint Lead Arrangers,

Dated as of December 10, 2010

4.4	Power; Authorization; Enforceable Obligations	49
4.5	No Legal Bar	49
4.6	Litigation	49
4.7	No Default	49
4.8	Ownership of Property; Liens	49
4.9	Intellectual Property	49
4.10	Taxes	50
4.11	Federal Regulations	50
4.12	Labor Matters	50
4.13	ERISA	50
4.14	Canadian Pension Plans and Benefit Plans	51
4.15	Investment Company Act; Other Regulations	51
4.16	Subsidiaries	51
4.17	Use of Proceeds	51
4.18	Environmental Matters	52
4.19	Accuracy of Information, etc.	52
4.20	Security Documents	53
4.21	Solvency	53
4.22	Regulation H	53
4.23	Senior Debt	53

SECTION 5.	CONDITIONS PRECEDENT	54

5.1	Conditions to Initial Extension of Credit	54
5.2	Conditions to Each Extension of Credit	55

SECTION 6.	AFFIRMATIVE COVENANTS	56

6.1	Financial Statements	56
6.2	Certificates; Other Information	56
6.3	Payment of Obligations	58
6.4	Maintenance of Existence; Compliance	58
6.5	Maintenance of Property; Insurance	58
6.6	Inspection of Property; Books and Records; Discussions	58
6.7	Notices	59
6.8	Environmental Laws	59
6.9	Additional Collateral, etc.	60
6.10	Post-Closing Actions	61
6.11	Canadian Real Estate Post-Closing Actions	63
6.12	Dissolution of New Jersey Entity	63

SECTION 7.	NEGATIVE COVENANTS	64

7.1	Financial Condition Covenants	64
7.2	Indebtedness	64
7.3	Liens	66
7.4	Fundamental Changes	67
7.5	Disposition of Property	68
7.6	Restricted Payments	69
7.7	Capital Expenditures	69
7.8	Investments	70

7.9	Optional Payments and Modifications of Certain Debt Instruments	71
7.10	Transactions with Affiliates; Transactions with Excluded Subsidiaries	71
7.11	Sales and Leasebacks	71
7.12	Swap Agreements	71
7.13	Changes in Fiscal Periods	71
7.14	Negative Pledge Clauses	72
7.15	Clauses Restricting Subsidiary Distributions	72
7.16	Lines of Business	72
7.17	Amendments to Material Agreements	72

SECTION 8.	EVENTS OF DEFAULT	72

SECTION 9.	THE AGENTS	75

9.1	Appointment	75
9.2	Delegation of Duties	76
9.3	Exculpatory Provisions	76
9.4	Reliance by Administrative Agent	76
9.5	Notice of Default	76
9.6	Non-Reliance on Agents and Other Lenders	77
9.7	Indemnification	77
9.8	Agents in Their Individual Capacity	77
9.9	Successor Administrative Agent	78
9.10	Documentation Agent, Joint Lead Arrangers, Joint Bookrunners and Syndication Agent	78

SECTION 10.	MISCELLANEOUS	78

10.1	Amendments and Waivers	78
10.2	Notices	79
10.3	No Waiver; Cumulative Remedies	80
10.4	Survival of Representations and Warranties	80
10.5	Payment of Expenses and Taxes	80
10.6	Successors and Assigns; Participations and Assignments	81
10.7	Adjustments; Set-off	84
10.8	Counterparts	85
10.9	Severability	85
10.10	Integration	85
10.11	GOVERNING LAW	85
10.12	Submission To Jurisdiction; Waivers	85
10.13	Acknowledgements	86
10.14	Releases of Guarantees and Liens	86
10.15	Confidentiality	86
10.16	WAIVERS OF JURY TRIAL	87
10.17	USA Patriot Act	87
10.18	Judgment Currency	87

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.12	Labor Matters
4.14	Canadian Pension Plan and Benefit Plans
4.16(a)	Subsidiaries
4.16(b)	Capital Stock
4.20(a)	UCC Filing Jurisdictions
4.20(b)	Mortgage Filing Jurisdictions
6.1	Financial Statements
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.10	Transactions with Affiliates

EXHIBITS:

A-1	Form of US Guarantee and Collateral Agreement
A-2	Form of Canadian Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of US Mortgage
D-2	Form of Canadian Mortgage
E	Form of Assignment and Assumption
F	Form of Solvency Certificate
G	Form of Discount Note
H	Form of Royal Gold Intercreditor Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of December 10, 2010, among THOMPSON CREEK METALS COMPANY INC., a corporation organized under the laws of British Columbia (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), ROYAL BANK OF CANADA, as Syndication Agent, BBVA COMPASS, DEUTSCHE BANK AG CANADA BRANCH, STANDARD BANK and SOCIÉTÉ GÉNÉRALE, (CANADA BRANCH), as Documentation Agents, JPMORGAN CHASE BANK, N.A. and RBC CAPITAL MARKETS, as Joint Bookrunners, JPMORGAN CHASE BANK, N.A. and RBC CAPITAL MARKETS, as Joint Lead Arrangers, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Acceptance Fee”:  a fee payable in Canadian Dollars by the Borrower with respect to the acceptance of a Bankers’ Acceptance by a Lender under this Agreement, as set forth in Section 2.12(e).

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents, the Joint Bookrunners, the Joint Lead Arrangers and the Administrative Agent.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”: (a) as to any ABR Loan or Canadian Prime Rate Loan, 2.00% and (b) as to any Eurodollar Loan, CDOR Loan or the Acceptance Fees, 3.00%; provided, that on and after the earlier of (x) the first date financial statements are delivered pursuant to Section 6.1 after the Closing

Date and (y) the first date financial statements are required to be delivered pursuant to Section 6.1 after the Closing Date, the Applicable Margin will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid”:  the table set forth below:

Level	Consolidated Leverage Ratio	Eurodollar Loans/ CDOR Loans/Acceptance Fees	ABR Loans/ Canadian Prime Rate Loans	Commitment Fee
I	< 0.5x	3.00%	2.00%	0.75%
II	> 0.5x but < 1.0x	3.25%	2.25%	0.875%
III	> 1.0x	3.50%	2.50%	1.00%

For purposes of the foregoing, changes in the Applicable Margin resulting from the changes in the Consolidated Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to Administrative Agent pursuant to Section 6.1 (commencing with the first such date after the Closing Date) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1 (including in respect of the first such date after the Closing Date), then, until the date that is three business days after the date on which such financial statements are delivered, Level III of the Pricing Grid shall apply.

“Applicable Percentage”: at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case at such time; provided that, for purposes of Section 2.21, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b)(ii)(E).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding; provided, that in calculating any Lender’s Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“BA Equivalent Loan”:  an extension of credit made by a Non BA Lender evidenced by a Discount Note.

“Bankers’ Acceptance” and “B/A”:  a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender and includes a Discount Note.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding under any Insolvency Laws or otherwise, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BC Hydro Guaranty”: the guaranty dated as of December 9, 2009, between the Borrower and British Columbia Hydro and Power Authority.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Berg Project”: the Borrower’s early-stage copper and molybdenum deposit located near Houston, British Columbia.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Budget”:  as defined in Section 6.2(c).

“Business”:  as defined in Section 4.18(b).

“Business Day”:  a day other than a Saturday, Sunday or other day (i) on which commercial banks in New York City, New York or Toronto, Ontario are authorized or required by law to close, or (ii) that is a statutory holiday under the laws of the province of British Columbia on which commercial banks are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Benefit Plans” means any material plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability or life insurance benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any Canadian employee or former employee, but excluding (i) any Canadian Pension Plans and (ii) the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Dollars” and “C$”:  dollars in the lawful currency of Canada.

“Canadian Guarantee and Collateral Agreement”:  the Canadian Guarantee and Collateral Agreement to be executed by the Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit A-2.

“Canadian Loan Party”: any Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Mortgaged Properties”:  the real properties listed on Part 2 of Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Canadian Mortgage”:  each of the charge/mortgage of land and/or the fixed and floating charge debenture, deed of hypothec on immoveable property and the related documents, in each case made by the Borrower and/or the Canadian Subsidiary Guarantors in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D-2 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage is to be recorded) as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Pension Plans”: each pension or retirement savings plan whether registered or unregistered that is maintained, contributed to or required to be contributed to by a Loan Party or any Subsidiary of any Loan Party for its Canadian employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate”: for any date, a rate per annum equal to the greater of (i) the Canadian Reference Rate in effect on such date and (ii) the 30-day CDOR Rate in effect on such date plus 1.00%.

“Canadian Prime Rate Loans”: Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Reference Rate”: the rate of interest most recently publicly announced or established by JPMorgan Chase Bank N.A., Toronto branch as its reference rate in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada and commonly known as “prime rate”; such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., Toronto branch each change in the Canadian Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Canadian Revolving Loan”:  as defined in Section 2.1.

“Canadian Swingline Loan”:  as defined in Section 2.4.

“Canadian Subsidiary Guarantor”: any Subsidiary Guarantor that is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (including pursuant to a Capital Lease Obligation) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Balance”:  as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) at such date as determined by adding the actual closing balances in the bank and investment accounts maintained by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) on the date immediately preceding such date of determination.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian Federal Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, as the case may be, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or Canada or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 12 months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States or Canadian Federal Government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or any province or territory in Canada, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CDOR Rate”: with respect to each day during each Interest Period pertaining to a CDOR Loan, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest (in the case of a CDOR Loan) or discount rate (in the case of the Discount Rate determination in respect of BAs) determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-

denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a business day, then as quoted by the Administrative Agent on the immediately preceding business day.

“CDOR Loans”:  Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the CDOR Rate.

“Change of Control”: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” of persons acting jointly or in concert (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Part XX of the Securities Act (Ontario) and the rules of the Ontario Securities Commission, as applicable), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) or Part XX of the Securities Act (Ontario) and the rules of the Ontario Securities Commission, as applicable, directly or indirectly, of more than 35% of the outstanding common stock of the Borrower (or, following the consummation of the Permitted Reorganization, the New Parent); (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; and (iii) the New Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement) following the consummation of the Permitted Reorganization.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 10, 2010.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to each Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the original Total Commitments is $290,000,000.

“Commitment Fee Rate”:  0.75% per annum; provided, that on and after the earlier of (x) the first date financial statements are delivered pursuant to Section 6.1 after the Closing Date and (y) the first date financial statements are required to be delivered pursuant to Section 6.1 after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commitment Period”:  the period from and including the Closing Date to the Termination Date.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense (including imputed interest expense related to the obligations of the Borrower and Terrane Metals Corp. under the Royal Gold Purchase Agreement), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation, amortization and accretion expense, (d) amortization or write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring non-cash expenses or losses or non-cash losses related to Existing Warrants (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any non-cash expenses or charges incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, (g) Transaction Expenses not to exceed $7,000,000, (h) any transaction-related expenses or charges (to the extent not capitalized) incurred by the Loan Parties in connection with the consummation of any Permitted Acquisition subsequent to the date hereof in an aggregate amount not to exceed $5,000,000 for any such period; provided that, to the extent that the amount added-back pursuant to this clause (h) for any annual period after the Closing Date (with the first such annual period being the first period of four consecutive fiscal quarters ended after the Closing Date and each successive annual period being the periods of four consecutive fiscal quarters commencing immediately after the prior period ends) is less than $5,000,000, such amount may be carried forward to subsequent annual periods and added-back pursuant to this clause in such subsequent period; provided further that the amount added back pursuant to this clause (h) shall not exceed $15,000,000 in any annual period and (i) any transaction-related expenses or charges (to the extent not capitalized) incurred on or prior to the Closing Date by the Loan Parties in connection with the consummation of the acquisition of Terrane Metals Corp. in an aggregate amount not to exceed $16,000,000, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary (other than any Excluded Subsidiary) shall have made any Material Disposition, the Consolidated EBITDA for such Reference

Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary (other than any Excluded Subsidiary) shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property after the Closing Date that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in excess of $25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property after the Closing Date that yields gross proceeds to the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) in excess of $25,000,000.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, net interest expense (including that attributable to Capital Lease Obligations and imputed interest expense related to the obligations of the Borrower and Terrane Metals Corp. under the Royal Gold Purchase Agreement but net of interest income) of the Borrower and its Subsidiaries (other than Non-Core Subsidiaries) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (other than Non-Core Subsidiaries)(including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) but excluding the amortization of deferred financing costs associated with this Agreement.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Liquidity”:  as of any date of determination, the sum of (a) the aggregate amount of the Available Commitments as of such date plus (b) the Cash Balance as of such date.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries (other than Non-Core Subsidiaries), determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness listed on the balance sheet of the Borrower most recently delivered pursuant to Section 6.1, determined on a consolidated basis in accordance with GAAP (it being understood and agreed for the purposes of this definition of Consolidated Total Debt, that the obligations of the Borrower and Terrane Metals Corp. under the Royal Gold Purchase Agreement in respect of the Payment Deposit (as defined in the Royal Gold Purchase Agreement) and all trade payables of the Borrower and its Subsidiaries (other than Non-Core Subsidiaries) incurred in the ordinary course of business shall not be considered Indebtedness).

“Continuing Directors”: (a) the directors of the Borrower on the Closing Date, and (b) each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower (or, following the consummation of the Permitted Reorganization, the New Parent) is recommended by a majority of the then Continuing Directors, but excluding, any such other director, originally proposed for election in opposition to the board of directors in office on the Closing Date in an actual or threatened election contest relating to the election of the directors of the Borrower (or, following the consummation of the Permitted Reorganization, the New Parent) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contract Period”:  the term selected by the Borrower applicable to Bankers’ Acceptances in accordance with Section 2.3(a).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Businesses”: (i) operations and activities of the Loan Parties in connection with the Endako Project, the Endako Mine, the Thompson Creek Mine, the Langeloth Facility and the Mount Milligan Project, (ii) operations and activities of any Loan Party related to any deposit of metals, and commercial production and processing in connection therewith, after (x) the completion of any feasibility study required for such operations and activities and (y) the receipt of any permits required for such operations and activities and (iii) any division, line of business or other business unit of any Person acquired pursuant to a Permitted Acquisition (excluding any such division, line of business or other business unit that does not satisfy the requirements of clause (ii) above).

“Core Subsidiary”: any Subsidiary engaged in any Core Business, and for the avoidance of doubt, shall not include any Excluded Subsidiary.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Davidson Project”: Borrower’s early-stage molybdenum deposit located near Smithers, British Columbia.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount (other than an amount less than $25,000) required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent and the Borrower, or (d) has become the subject of a Bankruptcy Event.

“Discount Note”:  a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit G, issued by the Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”:  for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date or date of conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate”:  with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Lender which is a Schedule I Lender, (i) the average annual discount rate determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) for the appropriate term and (b) for a Lender which is not a Schedule I Lender, the CDOR Rate.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble to this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Dollar Equivalent”: (a) with respect to any amount expressed in Canadian Dollars, the amount of Dollars that would be required to purchase the amount of such Canadian Dollars of such extension of credit on the date two Business Days prior to the date of such extension of credit, based upon the Spot Selling Rate and (b) with respect to any amount expressed in Dollars, such amount.

“Eligible Assignee” shall mean any Person (other than a Natural Person) that is (a) a Lender, an Affiliate of any Lender or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

“Endako Joint Venture”: shall mean the joint venture between Thompson Creek Mining Ltd. and Sojitz Moly Resources, Inc. (formerly, Nissho Iwai Moly Resources, Inc.) pursuant to the Endako Joint Venture Agreement.

“Endako Joint Venture Agreement”: the Exploration, Development and Mine Operating Agreement between Thompson Creek Mining Ltd. and Sojitz Moly Resources, Inc. (formerly, Nissho Iwai Moly Resources, Inc.) dated as of June 12, 1997.

“Endako Mine”: Borrower’s molybdenum mine located in British Columbia.

“Endako Project”: Borrower’s mill expansion project at its Endako molybdenum mine located in British Columbia.

“Environmental Laws”:  any and all foreign, Federal, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) any Reportable Event; (b) the existence with respect to any Plan of any non exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any Group Member or any  ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status  (as defined in Section 430(i)(4) of the Code) or Section 303(i)(4) of ERISA; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence of any Group Member or any ERISA Affiliate of Withdrawal Liability or any liability under Sections 4062 or 4063 of ERISA or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization,  or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Subsidiaries”: Non-Core Subsidiaries and Immaterial Subsidiaries.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by (x) Canada or (y) by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which the Lender is doing business (other than a business arising from or deemed to arise as a result of this Agreement or any Loan Document) and (b) any branch profits Taxes imposed by Canada or any similar Taxes imposed by any other jurisdiction in which the Borrower is located.

“Existing Warrants” means (a) common share purchase warrants issued by the Borrower in October 2006 in connection with the acquisition of Thompson Creek Metals Company USA and common share purchase warrants issued by the Borrower (the “TC Warrants”) to a former shareholder of Thompson Creek Metals Company USA, each entitling the holder to purchase common shares of the Borrower at a price of C$9.00 per share until October 23, 2011, and (b) common share purchase warrants previously issued by Terrane Metals Corp. and assumed by the Borrower (the “Terrane Warrants”), of which 45.4 million warrants expire on April 16, 2011, and the remaining 17.8 million warrants expire on June 21, 2012, each entitling the holder to purchase common shares of the Borrower at a price of C$0.90 per 0.052 share.

“Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US Revolving Loans and the Dollar Equivalent of all Canadian Revolving Loans held by such Lender then outstanding, (b) such Lender’s Applicable Percentage of the

L/C Obligations then outstanding and (c) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Facility”:  the Commitments and the extensions of credit made thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member, other than any Canadian Benefit Plan

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, but excluding any Canadian Pension Plan or Canadian Benefit Plan.

“Foreign Plan Event”: with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America.

“Governmental Authority”:  the government of the United States of America, Canada, any other nation or government, any state or other political subdivision thereof, whether provincial territorial, state, provisional, territorial or local and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreements”: each of the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any

Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to the Borrower and the Subsidiary Guarantors.

“Immaterial Subsidiary”: (a) Thompson Creek UK Ltd.; provided that, Thompson Creek UK Ltd. shall be an “Immaterial Subsidiary” for so long as, as of any date of determination, it does not have (i) assets with a value in excess of $5,000,000 (determined pursuant to book value) or (ii) revenues (for the most recently completed period of four consecutive fiscal quarters) in excess of $5,000,000, and (b) Patent Enforcement and Royalties of New Jersey, Ltd.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue for a period of more than 30 days and that are being contested in good faith by appropriate proceedings) incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan or any Canadian Prime Rate Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December (or, if an Event of Default is then existing, the last Business Day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or CDOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or CDOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan or a Canadian Prime Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan or CDOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or CDOR Loan, as applicable, and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or CDOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”:  each of JPMorgan Chase Bank and each other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing

Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Bookrunners”: as defined in the preamble to this Agreement.

“Joint Lead Arrangers”: as defined in the preamble to this Agreement.

“L/C Commitment”:  $100,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit denominated in Dollars and the Dollar Equivalent of the then undrawn and unexpired amount of the then outstanding Letters of Credit denominated in Canadian Dollars, if any, and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 (including the Dollar Equivalent of any such drawings denominated in Canadian Dollars).

“L/C Participants”:  the collective reference to all Lenders other than the Issuing Lender.

“Langeloth Facility”: Borrower’s metallurgical facility located in Langeloth, Pennsylvania.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender or any applicable lending office thereof.

“Lenders Presentation”:  the Lenders Presentation dated October 6, 2010 and furnished to the Lenders.

“Letters of Credit”:  as defined in Section 3.1.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan or acceptance and purchase of Bankers’ Acceptances made by any Lender pursuant to this Agreement.  For greater certainty, reference to the principal amount of any Loan or borrowing under this Agreement shall be deemed to include reference to the Borrower’s reimbursement obligations with respect to the full face amount of each Bankers’ Acceptance.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document, and for the avoidance of doubt, shall not include any Excluded Subsidiary.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries (other than Excluded Subsidiaries), taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan

Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided that any change or effect resulting from or arising out of ordinary course fluctuations in the prices of molybdenum, gold or copper, in and of itself, shall not be deemed to constitute a Material Adverse Effect.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Services Inc.

“Mortgaged Properties”: the collective reference to the Canadian Mortgaged Properties and the US Mortgaged Properties.

“Mortgages”: the collective reference to the Canadian Mortgages and the US Mortgages (each, a Mortgage).

“Mount Milligan Project”: the Borrower’s construction and development stage copper-gold project located in British Columbia.

“Mt. Emmons Project”: the undeveloped molybdenum deposit located near Crested Butte, Colorado.

“Multiemployer Plan”:  a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to the provisions of Title IV of ERISA.

“Natural Person”: (a) a natural person or (ii) any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person), other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans or Commitments under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $25,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit

“Non BA Lender”:  a Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“New Parent”: as defined in the definition of Permitted Reorganization.

“Non- Core Subsidiaries”: (a) Maze Lake General Partnership Corporation,  Maze Lake Metals Limited Partnership, Howards Pass General Partnership Corporation, Howards Pass Metals Limited Partnership and Highlands Ranch LLC, and (b) any other Subsidiary that is not a Core Subsidiary or that does not have (i) assets with a value in excess of $5,000,000 (determined pursuant to book value) and (ii) revenues (for the most recently completed period of four consecutive fiscal quarters) in excess of $5,000,000; provided that the Non-Core Subsidiaries on a combined basis shall not at any time have (i) assets with a value in excess of $10,000,000 or (ii) revenues (for the most recently completed period of four consecutive fiscal quarters) in excess of $10,000,000.

“Non-U.S. Lender”:  a Lender that is not a U.S. Person.

“Notes”:  the collective reference to any promissory note evidencing Loans, including any Discount Notes.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.20).

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition”: an acquisition or any series of related acquisitions by a Loan Party (including any merger where such Loan Party (or a Subsidiary that becomes a Loan Party) is the surviving entity) of (a) all or substantially all of the assets or the outstanding Capital Stock of any Person or (b) any division, line of business or other business unit of any Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.16 so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition (x) on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in clauses (a) and (b) of Section 7.1 as of the most recently ended fiscal quarter for which financial statements have been delivered hereunder and (y) the Borrower is in compliance with the liquidity covenant set forth in Section 7.1(c) as of the date of such acquisition, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest, subject only to permitted Liens, in Collateral described in the Guarantee and Collateral Agreements (including, without limitation, Capital Stock) acquired with respect to the Target to the extent required by Section 6.9 and the Target, if a Person that has not merged with any Loan Party, shall have taken such actions as are required of it under Section 6.9, (iv) such acquisition shall not be initiated or consummated as a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Loan Party and the Target and (v) Consolidated Liquidity at the time of the acquisition (including the cash and Cash Equivalents of the Target), and after giving effect to the payment of all cash consideration for such acquisition and the related fees and expenses on a Pro Forma Basis, is at least $50,000,000.

“Permitted Priority Liens” shall mean Liens (other than Liens on Pledged Stock) permitted by Section 7.2(n) which by operation of law or contract would have priority over the Liens created pursuant to the Security Documents.

“Permitted Reorganization”: a transaction or series or transactions pursuant to which all of the issued and outstanding Capital Stock of the Borrower is exchanged for Capital Stock of a newly-formed Person (the “New Parent”), organized under the laws of Switzerland or any other jurisdiction reasonably acceptable to the Administrative Agent, whose business is otherwise permitted to be engaged in by the Group Members pursuant to Section 7.16, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the recapitalization (x) on a Pro Forma Basis, the New Parent is in compliance with the financial covenants set forth in clauses (a) and (b) of Section 7.1 as of the most recently ended fiscal quarter for which financial statements have been delivered hereunder (calculated, solely for purposes of this definition, by treating the New Parent as the “Borrower” for purposes of such financial covenants) and (y) the Borrower is in compliance with the liquidity covenant set forth in Section 7.1(c) as of the date of such recapitalization and (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the consummation of such recapitalization) a first priority perfected security interest, subject only to Permitted Priority Liens, in Collateral described in the Guarantee and Collateral Agreements (including, without limitation, Capital Stock) owned by the New Parent to the extent required by the terms of Section 6.9, and the New Parent and the Borrower shall have taken such actions required under Section 6.9.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA).

“PPSA”: the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Basis”: on a basis in accordance with GAAP and otherwise reasonably satisfactory to the Administrative Agent.

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Properties”:  as defined in Section 4.18(a).

“Recipient”: as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender.

“Refunded Swingline Loans”:  as defined in Section 2.5.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Date”:  as defined in Section 3.5.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA with respect to a Pension Plan, other than those events as to which notice is waived pursuant to PBGC Reg. § 4043 as in effect on the date hereof (without regard to any future changes to such notice requirement).

“Required Lenders”:  at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Loans”:  as defined in Section 2.1(a).

“Royal Gold Intercreditor Agreement”: the Intercreditor Agreement to be entered into among the Administrative Agent, the Borrower, Terrane Metals Corp. and RGL Royalty AG, substantially in the form of Exhibit H.

“Royal Gold Purchase Agreement”: the Purchase and Sale agreement dated as of October 20, 2010 among the Borrower, Terrane Metals Corp., RGL Royalty AG and Royal Gold, Inc.

“S&P”: Standard and Poor’s Ratings Services LLC.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sojitz Consent Agreement”: the Consent Agreement to be entered into among the Administrative Agent, Thompson Creek Mining Ltd. and Sojitz Moly Resources, Inc. in connection with certain Exploration, Development and Mine Operating Agreement with respect to the Endako Joint Venture.

“Solvent”:  when used with respect to (A) any Person that is subject to the Insolvency Laws of the United States, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature and (B) any Person that is subject to the Insolvency Laws of Canada, means (i) the property of such Person, at a fair valuation, is greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise; (ii) such Person’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; and (iv) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due.  For purposes of Part (A) of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrower or Subsidiary Guarantor, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement”.

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Spot Selling Rate”: on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., London time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. London time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower (or, following the consummation of the Permitted Reorganization, the New Parent).

“Sustaining Capital Expenditures”: Capital Expenditures for the replacement, substitution, maintenance, repair, restoration or refurbishment of fixed assets which are owned by the Borrower or any of its Subsidiaries and are necessary for the ongoing operations of existing mines and roasting facilities, but excluding any Capital Expenditures which significantly add to or improve any such property beyond its original state.

“Subsidiary Guarantor”: each of the Borrower’s direct and indirect, existing and future, Subsidiaries (other than any Excluded Subsidiary).

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Swingline Exposure”:  at any time, the sum of (a) the aggregate principal amount of all US Swingline Loans and (b) the Dollar Equivalent of the aggregate principal amount of all Canadian Swingline Loans outstanding at such time.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans or such other financial institution that, after the date hereof, shall agree to act in the capacity of lender of Swingline Loans hereunder with the consent of the Administrative Agent and the Borrower.

“Swingline Loans”:  as defined in Section 2.4

“Swingline Participation Amount”:  as defined in Section 2.5.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TC Warrants” as defined in the definition of Existing Warrants.

“Termination Date”:  December 10, 2014.

“Terrane Warrants” as defined in the definition of Existing Warrants.

“Thompson Creek Mine”: Borrower’s molybdenum mine in Custer County, Idaho.

“Total Commitments”:  at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Transaction Expenses”: any fees or expenses (to the extent not capitalized) incurred and paid by the Loan Parties prior to the Closing Date in connection with the Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby to be consummated on the Closing Date.

“Transferee”:  any Eligible Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan, a Eurodollar Loan, a Canadian Prime Rate Loan, a CDOR Loan or a Bankers’ Acceptance.

“United States”:  the United States of America.

“US Guarantee and Collateral Agreement”: the US Guarantee and Collateral Agreement to be executed by the Borrower and each US Subsidiary Guarantor, substantially in the form of Exhibit A-1.

“US Loan Party”: any Loan Party organized under the laws of any jurisdiction within the United States.

“US Mortgaged Properties”:  the real properties listed on Part A of Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“US Mortgages”:  each of the mortgages and deeds of trust made by any US Subsidiary Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D-1 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“US Revolving Loan”:  as defined in Section 2.1.

“US Swingline Loan”:  as defined in Section 2.4.

“US Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“US Subsidiary Guarantor”: any Subsidiary Guarantor that is organized under the laws of any jurisdiction within the United States.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

1.2           Other Definitional Provisions.  (a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)     As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)     The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3           Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that, in the event that the Borrower delivers any such notice in respect of any change in the treatment of operating leases under GAAP as in effect on the Closing Date, the Borrower may elect not to pursue an amendment to this Agreement, and such change shall not affect the financial reporting, financial covenant compliance requirements or calculation of the Applicable Margin provisions contained in this Agreement as of the Closing Date).

1.4           Currency Translations.

(a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with or are determined by reference to amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents. For purposes of any determination under Section 7.6 or 7.8, the amount of each Investment, disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the Spot Selling Rate on the date such Investment, disposition or other transaction is consummated. Principal, interest, reimbursement obligations, fees and all other amounts payable under this Agreement or any Loan Document to the Administrative Agent or any Lender shall be payable in the currency in which such Obligations are denominated, unless expressly stated otherwise.

(b)           The Administrative Agent shall determine the Dollar Equivalent of (x) the Extensions of Credit (i) as of the end of each fiscal quarter of the Borrower, (ii) on or about the date of the related notice requesting any Extension of Credit and (iii) on any other date, in its reasonable discretion and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS

2.1           Commitments

(a)         Subject to the terms and conditions hereof, (x) each Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower (such loans, the “US Revolving Loans”) and (y) each Lender severally agrees to make revolving credit loans denominated in Canadian Dollars, and extend credit in Canadian Dollars by way of Bankers’ Acceptances, to the Borrower (such loans and acceptance of Bankers’ Acceptances, the “Canadian Revolving Loans” and, together with the US Revolving Loans, the “Revolving Loans”) from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans shall from time to time be available (i) in the case of the Revolving Loans denominated in Dollars, as Eurodollar Loans or ABR Loans or (ii) in the case of the Revolving Loans denominated in Canadian Dollars, Canadian Prime Rate Loans, CDOR Loans or Bankers’ Acceptances, in each case, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b)     Notwithstanding anything herein to the contrary, after the Closing Date (i) any Eligible Assignee may become a Lender pursuant to documentation reasonably satisfactory to the Administrative Agent and commit to provide commitments hereunder, at which such time (x) it shall become a Lender for all purposes under the Loan Documents, (y) its commitments shall be considered Commitments and (z) any loans it makes under this Agreement shall be considered Revolving Loans or (ii) any Lender may commit to provide additional commitments hereunder and its Commitment shall be increased by such amount of additional commitments; provided that the aggregate amount of additional commitments provided pursuant to clauses (i) and (ii) of this Section 2.1(b) shall not exceed $10,000,000.  For the avoidance of doubt, any additional commitments under this Section 2.1(b) shall not constitute an increase of the Commitments for the purposes of clause (vi) of Section 10.1.

(c)     The Borrower shall repay all outstanding Revolving Loans in Dollars or Canadian Dollars, as the case may be, on the Termination Date.

2.2           Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that (a) with respect to US Revolving Loans, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M. New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or prior to 10:00 A.M. New York City time, one Business Day prior to the requested Borrowing Date, in the case of ABR Loans, specifying (i) the amount and Type of US Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period and (b) with respect to Canadian Revolving Loans, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date in the case of CDOR Loans or Bankers’ Acceptances and one Business Day prior to the requested Borrowing Date in the case of Canadian Prime Rate Loans), specifying (i) the amount and Type of Canadian Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of CDOR Loans and Bankers’ Acceptances, the length of the initial Interest Period or Contract Period therefor. Each borrowing under the Commitments under this

Section 2.2 shall be in an amount equal to $1,000,000 or C$1,000,000 or a whole multiple of $1,000,000 or C$1,000,000 in excess thereof or, if the then aggregate Available Commitments are less than $1,000,000 or C$1,000,000, as applicable, such lesser amount; provided, that each Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans or Canadian Prime Rate Loans in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the applicable Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Each Lender shall make available to the Borrower Bankers’ Acceptance borrowings during the Commitment Period in accordance with and pursuant to the procedures set forth in Section 2.3.

2.3           Bankers’ Acceptances.  (a)  Term.  Each Bankers’ Acceptance shall have a Contract Period of approximately thirty days, sixty days, ninety days or one hundred and eighty days, subject to availability. No Contract Period shall extend beyond the Termination Date.  If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the immediately preceding day that is a Business Day.

(b)     Discount Rate.  On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Lenders have agreed to purchase.

(c)     Purchase.  Each Lender agrees to purchase a Bankers’ Acceptance accepted by it.  The Borrower shall sell, and such Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate.  Such Lender shall provide to the applicable Funding Office the Discount Proceeds less the Acceptance Fee payable by the Borrower with respect to such Bankers’ Acceptance.  Such proceeds will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent.

(d)     Sale.  Each Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(e)     Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate borrowings under the Commitments by way of B/As, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As.  In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  The Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Lender and which are signed and/or endorsed on its behalf by a Lender shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower.  Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender.  No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except to the extent arising from the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives.  On request by the Borrower, a Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Borrower and which are held by such Lender and have not yet been issued in accordance herewith.  Each Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Lender agrees to provide such records to the Borrower at the Borrower’s expense upon request.

(f)      Execution.  Drafts drawn by the Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys including attorneys appointed pursuant to Section 2.3(e) above.  Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Borrower.

(g)     Issuance.  The Administrative Agent, promptly following receipt of a notice of borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Lenders of the notice and shall advise each such Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Lender shall be determined by the Administrative Agent by reference to such Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Lender shall have outstanding Extensions of Credit in excess of its Commitment.

(h)     Waiver of Presentment and Other Conditions. The Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the Bankers’ Acceptance for payment of the amount payable by the Borrower thereunder.  On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Borrower shall pay to such Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Sections 2.10(d) or (f)) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.  The Borrower shall not enter into any agreement or arrangement of any kind with any Person to whom B/As have been delivered by which the Borrower undertakes to replace B/As on a continuing basis with other B/As, nor shall the Borrower directly or indirectly take, use or provide B/As as security for loans or advances from any other Person.

(i)      BA Equivalent Loans by Non BA Lenders.  Whenever the Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to such Non BA Lender’s Applicable Percentage of such borrowing. On the relevant Borrowing Date, the Administrative Agent shall credit the relevant account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent.

(j)      Terms Applicable to BA Equivalent Loans.  As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.3(e) relating to their execution by the Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(i)  the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same borrowing;

(ii)  an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii)  the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing Date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

Each Non BA Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable BA Equivalent Loan shall be evidenced by a loan account, which such Non BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes in respect of BA Equivalent Loans.

(k)     Depository Bills and Notes Act.  At the option of the Borrower and any Lender, Bankers’ Acceptances under this Agreement to be accepted by such Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 2.3.

2.4           Swingline Commitment.  (a)  Subject to the terms and conditions hereof, (x) the Swingline Lender, in reliance on the agreements of the other Lenders set forth in Section 2.5, agrees to make a portion of the credit otherwise available to the Borrower in Dollars under the Commitments from time to time during the Commitment Period by making swing line loans (such loans, “US Swingline Loans”) to the Borrower in Dollars and (y) the Swingline Lender, in reliance on the agreements of the other Lenders set forth in Section 2.5, agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans to the Borrower in Canadian Dollars (such loans, “Canadian Swingline Loans” ; and, together with the US Swingline Loans, the “Swingline Loans”); provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Each Swingline Loan shall be an ABR Loan, in the case of a US Swingline Loan, or a Canadian Prime Rate Loan, in the case of a Canadian Swingline Loan.

(b)     The Borrower shall repay to each applicable Swingline Lender the then unpaid principal amount of each applicable Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.5           Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that any Swingline Lender make US Swingline Loans, it shall notify such Swingline Lender and the Administrative Agent by telephone (and shall subsequently confirm and deliver irrevocable written notice (which written notice must be received by such Swingline Lender no later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Whenever the Borrower desires that any Swingline Lender make Canadian Swingline Loans, it shall give such Swingline Lender and the Administrative Agent irrevocable notice (which notice must be received by such Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under any Swingline Commitment shall be in an amount equal to US$1,000,000 or C$1,000,000, as applicable, or a whole multiple thereof.  Not later than 3:00 P.M., on the Borrowing Date specified in a notice in respect of any Swingline Loan, the relevant Swingline Lender shall make such Swingline Loan available to the Borrower, in the manner and on such terms as may be agreed by such Swingline Lender and the Borrower.

(b)     The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower requesting a Swingline Loan (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount in the applicable currency equal to such Revolving Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans in such currency (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Upon such request by the Administrative Agent for the refunding of the Swingline Loan, each Lender shall make the amount of its ABR Loan or Canadian Prime Rate Loan, as the case may be, available for value to the Administrative Agent for the benefit of such Swingline Lender at the applicable Funding Office of the Administrative Agent before 11:00 A.M., on the first Business Day following such request by the Administrative Agent (or, if such request is made before 10:00 A.M. on any date, then the amount of such ABR Loans or Canadian Prime Rate Loans shall instead be so made available to the Administrative Agent before 2:00 P.M. on the date of such request). The proceeds of such Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge any of the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)     If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans in a particular currency by paying to the Swingline Lender an amount (the “Swingline Participation Amount”)

equal to (i) such Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding in such currency that were to have been repaid with such Revolving Loans.

(d)     Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)     Each Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower and its Subsidiaries, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6           Commitment Fees, etc.(a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)     The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.7           Termination or Reduction of Commitments..  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.8           Optional Prepayment.  The Borrower may at any time and from time to time prepay any Loans (other than Bankers’ Acceptances) made to it, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent, at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment, whether the prepayment is of Swingline Loans or Revolving Loans and whether the prepayment is of Eurodollar Loans, ABR Loans, CDOR Loans or Canadian Prime Rate Loans; provided, that if a Eurodollar Loan or CDOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans or Canadian Prime Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or C$1,000,000, as the case may be, or a whole multiple of $100,000 or C$100,000 in excess thereof.  For the avoidance of doubt, Bankers’ Acceptances may not be prepaid prior to the maturity thereof.

2.9           Mandatory Prepayments.

(a)           Subject to Section 2.9(b), in the event that:

(i)             the Extensions of Credit of any Lender at any time exceeds such Lender’s Commitment at such time; or

(ii)            the Total Extensions of Credit exceed the Total Commitments at such time;

the Borrower shall promptly prepay the Revolving Loans and/or the Swingline Loans (and/or provide cash collateral for L/C Obligations and Bankers’ Acceptances) in an aggregate amount equal to such excess amount.

(b)           Notwithstanding the generality of the foregoing, in the event that any mandatory prepayment required under Section 2.9(a) results from the redetermination of the Dollar Equivalent by the Administrative Agent in accordance with Section 1.4(b), then the Borrower shall prepay the Revolving Loans and/or the Swingline Loans (and/or provide cash collateral for L/C Obligations and Bankers’ Acceptances) on the fifth Business Day following notice to the Borrower of such redetermination in an aggregate amount equal to such excess amount.

(c)           If the Borrower is required to provide (and has provided the required amount of) cash collateral pursuant to this Section and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (i) any such reduction and (ii) the amount of such cash collateral shall be returned to the Borrower within three Business Days after any such reduction.

2.10         Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert, in whole or in part, Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any such conversion.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)     Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no

Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)         The Borrower may elect from time to time to convert, in whole or in part, CDOR Loans to Canadian Prime Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of CDOR Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Canadian Prime Rate Loans (other than Swingline Loans) to CDOR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Canadian Prime Rate Loan may be converted into a CDOR Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any such conversion.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(d)     Any CDOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Canadian Prime Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(e)     The Borrower may elect from time to time to convert, in whole or in part, Canadian Prime Rate Loans (other than Swingline Loans) into Bankers’ Acceptances or Bankers’ Acceptances into Canadian Prime Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date, provided that, (i) no Canadian Prime Rate Loan may be converted into a Bankers’ Acceptance when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any such conversion, (ii) Bankers’ Acceptances may be converted only on the maturity date of such Bankers’ Acceptances, and (iii) if less than all Bankers’ Acceptances are converted, after such conversion not less than C$1,000,000 shall remain as Bankers’ Acceptances.

(f)      At or before 10:00 A.M. two Business Days before the maturity date of any Bankers’ Acceptances, the Borrower shall give to the Administrative Agent prior irrevocable notice which notice shall specify either that the Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the Borrower intends to continue to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances.  If (i) pursuant to any other provision of this Agreement, Bankers’ Acceptances may not be issued as contemplated in the preceding sentence to provide for the payment of maturing Bankers’ Acceptances, (ii) the Borrower fails to repay the maturing Bankers’ Acceptances or notify the Administrative Agent of its intention to continue the maturing Bankers’ Acceptances, or (iii) a Default or an Event of Default has occurred and is continuing on such maturity date and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any issuance of new Bankers’ Acceptances to provide for the payment of maturing Bankers’ Acceptances, then the Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into a Canadian Prime Rate Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances.

(g)     Without limitation of this Section, no Loans denominated in Dollars may be converted into Loans denominated in Canadian Dollars, and no Loans denominated in Canadian Dollars may be converted into Loans denominated in Dollars.

(h)     To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election, in each case within the notice period and in the form that would be required under Section 2.2 if the Borrower were requesting a borrowing of Loans of the Type resulting from such election to be made on the effective date of such election.

(i)      For the avoidance of doubt, the conversion or continuation of Loans as herein provided shall not be deemed to constitute a repayment of existing Loans hereunder or the making of new Loans hereunder.

2.11         Limitations on Interest Periods and Contract Periods.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than an aggregate amount of ten different Contract Periods in respect of B/A issuances and Interest Periods in respect of CDOR Loans and ten different Interest Periods in respect of Eurodollar Loans shall be outstanding at any one time under the Facility to the Borrower.

2.12         Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)     Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)     Each CDOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the CDOR Rate determined for such day plus the Applicable Margin.

(d)     Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(e)     Upon acceptance of a Bankers’ Acceptance by a Lender, the Borrower shall pay to the Administrative Agent on behalf of such Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate equal to the Applicable Margin on the basis of the number of days in the Contract Period for such Bankers’ Acceptance.  Any adjustment to the Acceptance Fee as a result of a change in the Applicable Margin shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Margin.  Any increase in such Acceptance Fee shall be paid by the Borrower to the Administrative Agent on behalf of the Lenders on the last day of the Contract Period of the relevant

Bankers’ Acceptance.  Any decrease in such Acceptance Fee shall be paid by each Lender to the Borrower, through the Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

(f)      (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (w) in the case of the Loans (other than Bankers’ Acceptances), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (x) in the case of Reimbursement Obligations of the Borrower with respect to any Dollar denominated Letter of Credit, the rate applicable to ABR Loans plus 2% or (y) in the case of Reimbursement Obligations of the Borrower with respect to any Canadian Dollar denominated Letter of Credit and Bankers’ Acceptances, the rate applicable to Canadian Prime Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans or Canadian Prime Rate Loans, as applicable, plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(g)     (i)   If any provision of this Agreement would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(x)  first, by reducing the amount or rates of interest required to be paid under this Section; and

(y)  thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(ii)  If, notwithstanding the provisions of clause (i) of this paragraph (g), and after giving effect to all adjustments contemplated thereby, any Lender shall have received an amount in excess of the maximum permitted by such clause, then the Borrower shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

(iii) Any amount or rate of interest referred to in this paragraph (g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any Loan on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the Termination Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

(h)     Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accruing pursuant to paragraph (f) of this Section shall be payable from time to time on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(i)                  Accrued interest shall be payable to the Administrative Agent for the account of each Lender, ratably, with respect to interest on any Loan.

2.13                           Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to the ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the Canadian Prime Rate Loans, CDOR Loans and the Discount Rate and Acceptance Fees, the rates thereof shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate, CDOR Rate or Discount Rate, if applicable.  Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)              Each determination of an interest fee or discount rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

(c)               For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year for which the calculation is made and divided by either 360 or such other period of time, as the case may be.  In addition, the principles of deemed investment of interest do not apply to any interest calculations under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.14                           Inability to Determine Interest Rate.

(a)          If prior to the first day of any Interest Period for a Eurodollar Loan:

(i)                                                 either Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)                                              either Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

(b)         If prior to the first day of any Interest Period for a CDOR Loan:

(i)                                                 either Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period, or

(ii)                                              either Administrative Agent shall have received notice from the Required Lenders that the CDOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any CDOR Loans requested to be made on the first day of such Interest Period shall be made as Canadian Prime Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Canadian Prime Loans and (z) any outstanding CDOR Loans shall be converted, on the last day of the then-current Interest Period, to Canadian Prime Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further CDOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to CDOR Loans.

(c)          If prior to the first day of any Contract Period for a Bankers’ Acceptance:

(i)                                                 either Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Discount Rate for such Contract Period, or

(ii)                                              either Administrative Agent shall have received notice from the Required Lenders that the Discount Rate determined or to be determined for such Contract Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected loans by way of Bankers’ Acceptances during such Contract Period, the Administrative Agent shall give notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any borrowing by way of Bankers’ Acceptances requested to be made on the first day of such Contract Period shall be made as Canadian Prime Rate Loans, (y) any Loans that were to have been converted on the first day of such Contract Period to Bankers’ Acceptances shall be continued as Canadian Prime Rate Loans and (z) any outstanding Bankers’ Acceptances shall be converted, on the maturity date of the relevant Bankers’ Acceptance, to Canadian Prime Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further borrowings by way of Bankers’ Acceptances shall be made or continued as such, nor shall the Borrower have the right to convert Canadian Prime Rate Loans to Bankers’ Acceptances.

2.15                           Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Applicable Percentages, as the case may be, of the relevant Lenders.

(b)              Each payment (including each prepayment) by the Borrower on account of principal of and interest and fees on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c)               All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars or Canadian Dollars, as applicable, and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans or CDOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan or CDOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)              Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (either (i) the Federal Funds Effective Rate (in the case of Dollar-denominated amounts) and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans or Canadian Prime Rate Loans, as applicable, on demand, from the Borrower.

(e)               Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.

Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.5(c), 2.15(d), 2.15(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.16                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate, the CDOR Rate, the Discount Rate or any other rate of interest or fees hereunder; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such Recipient, by an amount that such Lender or other Recipient determines (in its good faith and reasonable discretion) to be material, of making, converting into, continuing or maintaining Eurodollar Loans or CDOR Loans (or, in the case of (i), any Loan), or issuing or participating in Letters of Credit, or purchasing or accepting Bankers’ Acceptances, or to reduce any amount receivable hereunder in respect thereof, then, the Borrower shall pay, within 10 Business Days following the receipt by the Borrower of the certificate described in Section 2.16(c), such Lender or such other Recipient any additional amounts necessary to compensate such Lender or such other Recipient for such increased cost or reduced amount receivable; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.  If any Lender or such other Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)              If any Lender shall have determined (in its good faith and reasonable discretion) that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of the certificate described in Section 2.16(c), the Borrower shall pay to such Lender, within 10 Business Days of receipt of such certificate, such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(c)               A certificate setting forth in reasonable detail any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)              Notwithstanding any other provision of this Agreement, if, after the date hereof, (x) any change in any Requirement of Law shall make it unlawful for any Lender to make or maintain any Loan or Bankers’ Acceptance or to give effect to its obligations as contemplated hereby with respect to any Loan or Bankers’ Acceptance, or (y) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.16) or currency exchange rates which would make it impracticable for the Lenders to make or maintain any Loan or Bankers’ Acceptance to, or for the account of, the Borrower, then, by written notice to the Borrower and to the Administrative Agent:

(i)                                     such Lender or Lenders may declare that such Loan or Bankers’ Acceptance will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods or Contract Periods, as applicable), whereupon any request for a Loan or Bankers’ Acceptance or to continue a Loan or Bankers’ Acceptance, as the case may be, for an additional Interest Period or Contract Period, as applicable, shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii)                                  such Lender may require that any outstanding Loan or Bankers’ Acceptance made by it be converted to a Canadian Prime Rate Loan or ABR Loan, as applicable (unless repaid by the Borrower as described below), in which event any such Loan, shall be converted to a Canadian Prime Rate Loan or ABR Loan, as applicable, as of the effective date of such notice as provided in Section 2.16 (e) and, at the option of the Borrower, repaid on the last day of the then current Interest Period or Contract Period, as applicable, with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

If any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments that would otherwise have been applied to repay such converted Loan or Bankers’ Acceptance shall instead be applied to repay the Canadian Prime Rate Loans or ABR Loan, as applicable, made by such Lender resulting from such conversion.

(e)               For purposes of Section 2.16(d), a written notice to the Borrower by any Lender shall be effective as to each Loan or made by such Lender, if lawful, on the last day of the Interest Period or Contract Period, as applicable, if any, currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower.

2.17                           Taxes.

(a)                                  Withholding of Taxes; Gross-Up.  Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)              Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)               Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)              Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)               Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)                 Status of Lenders.  (i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17 (f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(g)              Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17 (g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17 (g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.17 (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)              Survival.  Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

2.18                           Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or CDOR Loans, as applicable after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans or CDOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or CDOR Loans, as applicable on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20                           Replacement of Lenders.  The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan, CDOR Loan or Bankers’ Acceptance reimbursement obligation owing to such replaced Lender shall be purchased other than on the last day of the Interest Period or Contract Period, as applicable, relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (x) in the case of clause (c) above, the replacement financial institution consents to the proposed amendment, modification, consent or waiver.

2.21                           Defaulting Lender

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.6;

(b)                                 the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1);

provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Swingline Exposure or any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)                  all or any part of the Swingline Exposure and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Extensions of Credits plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize (in the applicable currency) for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Obligations are outstanding;

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv)           if the L/C Obligations of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6 and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)              if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 3.                                LETTERS OF CREDIT

3.1                                 L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated, in Dollars or Canadian Dollars, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, Letters of Credit issued hereunder, including the Dollar Equivalent of Letters of Credit denominated in Canadian Dollars, shall constitute utilization under the Commitment.

(b)              The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                                 Fees and Other Charges.  (a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee

Payment Date after the issuance date and in Dollars or Canadian Dollars based on the currency in which each such Letter of Credit is denominated.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)              In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4                                 L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount that is not so reimbursed (or is so returned).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b)              If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate (in the case of Dollar-denominated Letters of Credit) or the Issuing Lender’s cost of funds (in the case of Canadian Dollar-denominated Letters of Credit) during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360 (in the case of Dollar-denominated Letters of Credit) or 365 (in the case of Canadian Dollar-denominated Letters of Credit).  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans (in the case of Dollar-denominated Letters of Credit) or Canadian Prime Rate Loans (in the case of Canadian Dollar-denominated Letters of Credit).  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)               Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5                                 Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice (such date, the “Reimbursement Date”).  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars or Canadian Dollars, as the case may be, and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) (in the case of Dollar-denominated Letters of Credit) and Section 2.12(d) (in the case of Canadian Dollar-denominated Letters of Credit) and (y) thereafter, Section 2.12(f).  Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, the Borrower shall be deemed to have requested that the Lenders make an ABR Loan (in the case of a Dollar-denominated Letter of Credit) or a Canadian Prime Rate Loan (in the case of a Canadian Dollar-denominated Letter of Credit) on the Reimbursement Date in an aggregate principal amount equal to the amount of the related Reimbursement Obligations, such ABR Loan or Canadian Prime Rate Loan, as applicable, shall be made on such Reimbursement Date. If an ABR Loan or Canadian Prime Rate Loan is deemed to have been requested as aforesaid, such Reimbursement Obligation shall be paid with the proceeds of such Loan, and the proceeds of such ABR Loan or Canadian Prime Rate Loan shall be made available to the relevant Issuing Lender to the account specified by such Issuing Lender, in like funds as received by the Administrative Agent, and the Issuing Lender may credit its Applicable Percentage of such ABR Loan or Canadian Prime Rate Loan to the relevant Reimbursement Obligation in lieu of funding such amount to the Administrative Agent.

3.6                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1                                 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2007, December 31, 2008 and December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP or PricewaterhouseCoopers LLP, as applicable, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2010, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements and the notes thereto referred to in this paragraph.  During the period from December 31, 2009 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2                                 No Change.  Since December 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  Each Group Member (other than any Excluded Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in jurisdictions where the failure to be duly qualified and in good standing would not result in a Material Adverse Effect, and (d) is in compliance with all

Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.20.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6                                 Litigation.  Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

4.8                                 Ownership of Property; Liens.  Each Group Member (other than any Excluded Subsidiary) has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.2(n).

4.9                                 Intellectual Property.  Each Group Member (other than any Excluded Subsidiary)  owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each

Group Member (other than any Non-Core Subsidiary) does not infringe on the rights of any Person in any material respect.

4.10                           Taxes.  Each Group Member (other than any Excluded Subsidiary) has filed or caused to be filed all Federal and all material state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.  Each of the Group Members has withheld all material employee withholdings and has made all material employer contributions to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.

4.11                           Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12                           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or as disclosed on Schedule 4.12:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario), the Employment Standards Act (British Columbia) or any other applicable federal, provincial, territorial, state, local or foreign law or Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                           ERISA.  (a)  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) to the knowledge of the Borrower, no ERISA Event has occurred or is reasonably expected to occur; (iii) all amounts required by any Requirement of Law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member, or to which any Group Member has an obligation to contribute, have been accrued in accordance with GAAP; and (iv) based on the assumptions used for purposes of Accounting Standards Codification No 742: Compensation Retirement Benefits, (x) the present value of all accumulated benefit obligations under each Pension Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and (y) the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

(b)  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan, have been made or (as applicable), accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

4.14                           Canadian Pension Plans and Benefit Plans.  Schedule 4.14 lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Group Members.  The Canadian Pension Plans are duly registered under the ITA (where required) and all other applicable laws which require registration.  Each Group Member has complied with and performed all of its material obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws.  All material employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan by the Group Members have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans.  All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed.  There has been no partial termination of any Canadian Pension Plan and to the knowledge of the Loan Parties no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under Requirements of Law.  Except as set forth on Schedule 4.14, there are no outstanding material disputes concerning the assets of the Canadian Pension Plans (excluding disputes in the ordinary course) or the Canadian Benefit Plans.  Except as set forth on Schedule 4.14, each of the Canadian Pension Plans is a defined contribution or money purchase plan and is fully funded in accordance with plan terms and any Requirement of Law.

4.15                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.16                           Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.16(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors under long term management equity plan or incentive plan and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary (other than any Excluded Subsidiary), except as created by the Loan Documents or disclosed on Schedule 4.16(b).

4.17                           Use of Proceeds.  The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes (including, for the avoidance of doubt, any transaction permitted pursuant to Section 7.2(m) or 7.3(r)).

4.18                           Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)               the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)              no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)               Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)              no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)               there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)                 the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)              no Group Member has assumed any liability of any other Person under Environmental Laws.

4.19                           Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Lenders Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lenders Presentation, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Lenders Presentation or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.20                           Security Documents.  (a)  The Guarantee and Collateral Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in each Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in each Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are filed in the offices specified on Schedule 4.20(a), each Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Pledged Stock and in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2(n) which by operation of law or contract would have priority over the Liens securing the Obligations (as defined in the Guarantee and Collateral Agreement).

(b)              Subject to the Liens permitted by Section 7.3, each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.20(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage).  Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property and each mineral claim or lease located in the United States or Canada, and held (including as to any joint venture interests therein) by the Borrower or any of its Subsidiaries (other than any Excluded Subsidiary) that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

4.21                           Solvency.  Each of the Loan Parties, when taken as a whole, is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.22                           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23                           Senior Debt.

The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under any documentation governing subordinated Indebtedness of the Borrower and its Subsidiaries (to the extent the concept of Senior Debt or Designated Senior Debt (or similar concept) exists therein).

SECTION 5.                                CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement; Guarantee and Collateral Agreements.  The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the US Guarantee and Collateral Agreement, executed and delivered by the Borrower and each US Loan Party and (iii) the Canadian Guarantee and Collateral Agreement, executed and delivered by the Borrower and each other Canadian Loan Party.

(b)                                 Royal Gold Intercreditor Agreement; Sojitz Consent Agreement.  The Administrative Agent shall have received (i) the Royal Gold Intercreditor Agreement executed by all parties thereto and certified copies of the Royal Gold Purchase Agreement and the related security and other agreements, each executed by the parties thereto and (ii) the Sojitz Consent Agreement executed by the parties thereto.

(c)                                  Financial Statements.  The Lenders shall have received the consolidated financial statements described in Section 4.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections delivered to the Lenders on October 6, 2010.

(d)                                 Projections.  The Lenders shall have received satisfactory projections through 2014.

(e)                                  Approvals.  All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f)                                    Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.2(n) or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g)                                 Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(h)                                 Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a certificate of compliance/status/good standing as applicable for each Loan Party from its jurisdiction of organization and each jurisdiction in which it conducts business.

(i)                                     Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

1.               the legal opinion of McDermott Will & Emery LLP, counsel to the Borrower and their Subsidiaries; and

2.               the legal opinion of local counsel in each of British Columbia, Yukon, Colorado and Nevada.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j)                                     Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)                                  Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2(n)), shall be in proper form for filing, registration or recordation.

(l)                                     Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit F, from the chief financial officer of the Borrower.

(m)                               Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of each of the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)               Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)     No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless the outstanding amount of the L/C Obligations related thereto has been cash collateralized in an amount and manner satisfactory to the relevant Issuing Lender) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification and reimbursement obligations that survive repayment of the Loans), the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Administrative Agent:

(a)     as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b)     as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2           Certificates; Other Information.  Furnish to the Administrative Agent (or, in the case of clause (h), to the relevant Lender):

(a)     concurrently with the delivery of the financial statements referred to in Section 6.1, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)     concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all calculations necessary for determining compliance by the Borrower with the financial covenants on a consolidated basis with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)     as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower (or such later date as the Administrative Agent may agree to in its reasonable discretion), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

(d)     if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Budget covering such periods and to the comparable periods of the previous year;

(e)     within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC or TSX, as applicable;

(f)      upon reasonable request of the Administrative Agent, each Group Member and ERISA Affiliate shall promptly make a request for any documents or notices described in Section 101(k) and/or Section 101(l) of ERISA with respect to a Multiemployer Plan from the administrator or sponsor of such plan and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g)     promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(h)     Canadian Pension Plans and Benefit Plans.

The Borrower shall deliver to Administrative Agent: (i) if requested by Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Group Member may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of adoption of any amendment to any existing Canadian Pension Plan or Canadian Benefit Plan that increases the cost to one or more of the Group Members in excess of $10,000,000 per annum in the aggregate, excluding any amendment due to a Requirement of Law, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan and (iv) notification within 30 days of any voluntary or involuntary termination of a Canadian Benefit Plan.

Information required to be delivered pursuant to Sections 6.1(a), 6.1(b), 6.2(c), 6.2(d) and 6.2(e) shall be deemed to have been delivered to the Administrative Agent or the Lenders, as applicable, on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.thompsoncreekmetals.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice).  Information required to be delivered pursuant to Sections 6.1 and 6.2 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.2; and

(i)      if requested by the Administrative Agent or any Lender, the current life of mine plan for each of the mines operated by the Borrower or any of its Subsidiaries.

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4           Maintenance of Existence; Compliance. (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) comply with all Contractual Obligations (including under the Royal Gold Purchase Agreement) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Each existing or hereafter adopted Canadian Pension Plan and Canadian Benefit Plan will, in a timely fashion, comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

6.5           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against by companies engaged in the same or a similar business.

6.6           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent together with representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, provided that, so as long as no Default or Event of Default exists, (x) the Borrower shall only be obligated to reimburse the Administrative Agent for one such inspection per fiscal year and (y) the Administrative Agent (together with the Lenders) may only make two such inspections per fiscal year.

6.7           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)     the occurrence of any Default or Event of Default of which a Responsible Officer has knowledge;

(b)     any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)     any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)     receipt of any written notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that is asserted or instituted against any Plan, any Foreign Plan, any Canadian Benefit Plan, any Canadian Pension Plan, or any of their fiduciaries or their  assets, but excluding claims in the ordinary course for benefits from any Plan, any Foreign Plan, any Canadian Benefit Plan, or any Canadian Pension Plan, and excluding any claims or litigation in which the amount involved is $10,000,000 or less if not covered by insurance;

(e)     receipt of any material notices under the Royal Gold Purchase Agreement;

(f)      the occurrence of any ERISA Event or any Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $10,000,000;

(g)     any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(h)     any of the Group Members shall fail to make a required contribution under any Canadian Pension Plan which could reasonably be expected to result in the imposition of a Lien upon the assets of any of the Group Members.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)     Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9           Additional Collateral, etc.

(a)     With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) any property acquired by any Excluded Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected first priority Lien, subject only to Permitted Priority Liens, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, subject only to Permitted Priority Liens and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, subject only to Permitted Priority Liens, including the filing of Uniform Commercial Code or PPSA financing statements and other equivalent filings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by law or as may be requested by the Administrative Agent.

(b)     With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Group Member (other than any such real property subject to a Lien expressly permitted by Section 7.3), promptly (i) execute and deliver a first priority US Mortgage or Canadian Mortgage, subject only to Permitted Priority Liens, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) to the extent by requested by the Administrative Agent, provide one or more of the title policies, surveys, flood hazard determinations, fixture filings or other documents or instruments referred to in Section 6.10, all in accordance with such Section 6.10.

(c)     With respect to any new Subsidiary  created or acquired after the Closing Date by any Group Member (other than any Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreements as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest, subject only to Permitted Priority Liens, in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreements, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest, subject only to Permitted Priority Liens, in the Collateral described in the Guarantee and Collateral Agreements with respect to such new Subsidiary, including the filing of Uniform Commercial Code (and PPSA) financing statements and other equivalent filings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)     With respect to any Subsidiary that ceases to be an Immaterial Subsidiary after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the

Guarantee and Collateral Agreements as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest, subject only to Permitted Priority Liens, in the Capital Stock of such Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreements, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral, subject only to Permitted Priority Liens, described in the Guarantee and Collateral Agreements with respect to such Subsidiary, including the filing of Uniform Commercial Code (and PPSA) financing statements and other equivalent filings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)     With respect to the consummation of the Permitted Reorganization after the Closing Date, promptly (i) cause the New Parent to execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreements as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest, subject only to Permitted Priority Liens, in the Capital Stock of the Borrower that is owned by the New Parent, (ii) cause the New Parent deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the New Parent, (iii) cause the New Parent to become a party to each Guarantee and Collateral Agreement as a Guarantor and to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest, subject only to Permitted Priority Liens, in the Collateral described in the Guarantee and Collateral Agreements with respect to the New Parent, including the filing of Uniform Commercial Code (and PPSA) financing statements and other equivalent filings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by law or as may be requested by the Administrative Agent, (iv) cause the New Parent to deliver to the Administrative Agent a certificate substantially in the form of Exhibit C, with appropriate insertions and attachments, and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10         Post-Closing Actions.

With respect to each of the U.S. Mortgaged Properties that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000, within 45 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(a)           Mortgages. A fully executed counterpart of the U.S. Mortgage on such parcel of U.S. Mortgaged Property and evidence that a counterpart of the U.S. Mortgage has been either recorded or delivered to the Title Company (and to Administrative Agent’s local counsel, where applicable) for recording in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid and enforceable mortgage or deed of trust lien on each U.S. Mortgaged Property in favor of the Administrative Agent for the benefit of itself and the Secured Parties, securing the Secured Obligations (provided that in jurisdictions that impose mortgage recording taxes, such U.S. Mortgage shall not secure indebtedness in an amount exceeding 100% of the fair market value of such U.S. Mortgaged Property, as reasonably determined in good faith by the Borrowers and reasonably acceptable to the Administrative Agent), subject to Liens and encumbrances described in Section 7.3;

(b)           Title Insurance.  An ALTA policy (or equivalent policies in any province or territory of Canada) of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) which shall (A) be in an amount equal to 100% of the fair market value of each U.S. Mortgaged Property covered thereby, (B) be issued at ordinary rates, (C) insure or commit to insure that the U.S. Mortgage insured thereby creates a valid and enforceable mortgage or deed of trust lien in the real property described therein, free and clear of all defects and encumbrances, except Liens and encumbrances described in Section 7.3, (D) name the Administrative Agent as the insured thereunder, (E) be in the form of ALTA Loan Policy — 2006 (or equivalent policies), (F) contain such affirmative coverage and title endorsements as the Administrative Agent shall reasonably request, and (G) be issued by the a title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), together with evidence satisfactory to the Administrative Agent that all premiums in respect of such policy or commitment, all charges for mortgage recording tax and all related expenses, if any, have been paid;

(c)           Recorded Documents.  A copy of all recorded documents referred to, or listed as exceptions to title in the title policies or policies referred to in clause (b) above;

(d)           UCC Fixture Filings. If requested by the Administrative Agent, proper fixture filings under the UCC on Form UCC-1 for filing under the UCC in the appropriate jurisdiction or under the PPSA on a financing statement for filing under the PPSA in the appropriate province or territory in which the parcel of U.S. Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the U.S. Mortgages;

(e)           Counsel Opinions. An opinion of counsel in the state, province or territory in which such parcel of U.S. Mortgaged Property is located and an opinion of counsel in the jurisdiction of formation of the Loan Party entering into the relevant U.S. Mortgage, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(f)            Surveys. If requested by the Administrative Agent, an ALTA survey (which may be an existing one), in form and substance reasonably satisfactory to the Administrative Agent, as well as any updates or affidavits that the Title Company may reasonably request in connection with the issuance of the title insurance policies referred to in clause (b) above;

(g)           Mortgaged Property Indemnification. Such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the title insurance policies and endorsements contemplated in clause (b) above;

(h)           Flood Insurance.  Flood insurance in such total amount as the Administrative Agent may reasonably require, if the area in which any improvements located on any U.S. Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.  Any such insurance policy shall have a term ending not later than the maturity of the Loans.  With respect to any U.S. Mortgaged Property that is located in such “special flood hazard area”, Administrative Agent shall have received confirmation that the Borrowers have received the notice required pursuant to Section 208.25(i) of Regulation H of the Board; and

(i)            Other Information.   Such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

6.11         Canadian Real Estate Post-Closing Actions.

With respect to each of the Canadian Mortgaged Properties that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000, within 45 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(a)           Charges. A fully executed counterpart of a mortgage, charge and security interest in respect of all present and after acquired mineral tenures and real property for each Canadian Mortgaged Property and evidence that a counterpart has been either recorded or delivered to the Administrative Agent’s local counsel, where applicable for recording in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid and enforceable charge on each Canadian Mortgaged Property in favor of the Administrative Agent for the benefit of itself and the Secured Parties, securing the Secured, subject to Liens and encumbrances described in Section 7.3;

(b)           PPSA Fixture Filings. If requested by the Administrative Agent, proper fixture filings under the PPSA on a financing statement for filing under the PPSA in the appropriate province or territory in which the parcel of Canadian Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the Canadian Mortgages;

(c)           Evidence of insurance satisfactory to the Administrative Agent in respect of each of the Canadian Mortgaged Properties, with the Administrative Agent as first loss payee;

(d)           Counsel Opinions. Opinions of counsel in British Columbia in relation to (i) the charging documents described above, including existence, capacity and authority, execution and delivery, enforceability and creation of valid charges, no contravention, no consents required, registrations and recordings; and (ii) the real property and mineral tenures in respect of the Canadian Mortgaged Properties, in each case in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(e)           Other Information.   Such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

6.12         Dissolution of New Jersey Entity.  On or prior to the date that is 210 days following the Closing Date (or such later date as the Administrative Agent may approve in its sole discretion), the Borrower shall cause Patent Enforcement and Royalties of New Jersey, Ltd. to be dissolved, liquidated or otherwise wound-up; provided that prior to its dissolution, liquidation or wind-up, Patent Enforcement & Royalties of New Jersey, Ltd. shall not (x) incur any Indebtedness, (y) receive any

Investment from the Borrower or any of its Subsidiaries or (z) conduct any operations other than those directly in connection with its dissolution, liquidation or wind-up.

SECTION 7.           NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless the outstanding amount of the L/C Obligations related thereto has been cash collateralized in an amount and manner satisfactory to the relevant Issuing Lender) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification and reimbursement obligations that survive repayment of the Loans), the Borrower shall not, and shall not permit any of its Subsidiaries  to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)     Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.00:1.00.

(b)     Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 3.00:1.00.

(c)     Minimum Liquidity.

(i)  At the last day of each fiscal quarter following the Closing Date and ending on the last day of the quarter preceding the date on which the Endako Project has operated at an average of 80% of production design capacity over a 75-day period (i.e. (.80(52,000 tonnes/day)) x 75 = 3,120,000 tonnes) (the “Endako Completion Date”), permit the Consolidated Liquidity to be less than $100,000,000.

(ii)  At the last day of each fiscal quarter following the Endako Completion Date and ending on the last day of the fiscal quarter preceding the date on which the Mt. Milligan Project has operated at an average of 80% of production design capacity over a 75-day period (i.e. (.80(60,000 tonnes/day)) x 75 = 3,600,000 tonnes) (the “Mt. Milligan Completion Date”), permit the Consolidated Liquidity to be less than $75,000,000;

;provided, that on each of the Endako Completion Date and the Mt. Milligan Completion Date, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that that Endako Completion Date or the Mt. Milligan Completion Date, as applicable, has occurred and setting forth in reasonable detail the tonnage information and calculations relating thereto.

7.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)     Indebtedness of any Loan Party pursuant to any Loan Document;

(b)     Indebtedness of (i) any Group Member to any Loan Party, (ii) subject to Section 7.8(f) , any Loan Party to any Excluded Subsidiary, and (iii) any Excluded Subsidiary to any other Excluded Subsidiary;

(c)     Guarantee Obligations incurred by the Borrower or any of its Subsidiaries of obligations of any Loan Party if the primary obligation is otherwise permitted under this Agreement and, subject to Section 7.8(f), any Subsidiary that is not a Loan Party;

(d)     Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)     Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the difference between (x) $150,000,000 and (y) the amount of Sale and Leasebacks entered into pursuant to Section 7.11;

(f)      obligations of the Borrower and Terrane Metals Corp. under the Royal Gold Purchase Agreement;

(g)     obligations of the Borrower under the BC Hydro Guaranty;

(h)     Indebtedness of any Person that becomes a Subsidiary after the date hereof or relating to assets which were assumed in connection with such Person becoming a Subsidiary; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(i)      Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to any Group Member in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(j)      Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with the endorsement of instruments for deposit and deposit accounts in the ordinary course of business;

(k)     Indebtedness arising from Swap Agreements permitted under Section 7.12;

(l)      Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Dispositions permitted under Section 7.5 and (iii) unsecured guarantees with respect to Indebtedness of any Group Member, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(m)    Indebtedness in an aggregate amount not to exceed $50,000,000 that arises from any transaction permitted pursuant to Section 7.3(r); and

(n)     so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, additional Indebtedness of the Borrower or any of its Subsidiaries (other than Non-Core Subsidiaries, and the Endako Joint Venture and its Subsidiaries) in an aggregate principal amount not to exceed $300,000,000 at any one time outstanding; provided that (i) not more than $25,000,000 of Indebtedness incurred pursuant to this clause (n) may have a maturity date earlier than June 10, 2015 (it being understood and agreed that $275,000,000 of the Indebtedness incurred pursuant to this clause (n) shall have a maturity date of June 10, 2015 or later), (ii) such Indebtedness is incurred on terms that are, in the aggregate, not materially more onerous to the Group Members than the terms of this Agreement, other than interest rates and fees payable by the obligors thereunder and (iii) any Indebtedness in excess of $200,000,000 incurred pursuant to this clause (n) shall be subordinated in right of payment to the Obligations.

7.3           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)     Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)     pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)     deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)      Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)     Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)     Liens created pursuant to the Security Documents;

(i)      any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business (including any sale leaseback transactions permitted under Section 7.11) and covering only the assets so leased;

(j)      subject to the Royal Gold Intercreditor Agreement, Liens securing the obligations of the Borrower and Terrane Metals Corp. under the Royal Gold Purchase Agreement;

(k)     Liens (i)  of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii)  in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits, pooled deposits, sweep accounts or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l)            Licenses of Intellectual Property granted to others by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of such Group Member;

(m)          Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary in connection with a Permitted Acquisition, or existing on any property or asset of any Person that becomes a Subsidiary or is merged, amalgamated or consolidated with the Borrower or any Subsidiary after the date hereof prior to the time such person becomes a Subsidiary or is so merged, amalgamated or consolidated, securing Indebtedness permitted under section 7.2(h); provided, that such Liens (i) are not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary as the case may be, (ii) do not apply to any other property or asset of the Borrower or Subsidiary and (iii) shall secure only those obligations that such Liens secure on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be;

(n)           Liens arising out of judgments for the payment of money not constituting an Event of Default so long as such Liens are non-consensual and junior to the extent they apply to Collateral;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party in the ordinary course of business permitted by this Agreement;

(p)           Liens arising from precautionary Uniform Commercial Code financing statement filings or similar filings in connection with operating leases or consignment of goods;

(q)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing Indebtedness permitted pursuant to Section 7.2(i);

(r)            Liens on cash and Cash Equivalents to secure reclamation bonds for the Thompson Creek Mine in the form of letters of credit not issued under this Agreement, cash bonding or surety bonds in an aggregate amount not to exceed $50,000,000; provided, that at the time of the issuance of any such letter of credit, no Issuing Lender is able to issue Letters of Credit that meet the requirements of the applicable Governmental Authority; and

(s)           Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $25,000,000 at any one time; provided that no Liens incurred pursuant this clause (s) on existing Collateral may have priority over the Liens created pursuant to the Security Documents.

7.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)     any Subsidiary of the Borrower (other than a Non-Core Subsidiary) may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary of the Borrower which is a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)     any Subsidiary of the Borrower (other than a Non-Core Subsidiary) may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (or, in the case of a Subsidiary of the Borrower which is not a Loan Party, to any other Subsidiary of the Borrower which is not a Loan Party (other than any Non-Core Subsidiary)) (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)     any Subsidiary (other than any Non-Core Subsidiary) of the Borrower which is not a Loan Party may be merged or consolidated with any other Subsidiary of the Borrower which is not a Loan Party (other than any Non-Core Subsidiary);

(d)     any Non-Core Subsidiary may be merged or consolidated with any other Non-Core Subsidiary; and

(e)     any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; provided that the Borrower shall be the continuing or surviving corporation in the case of any merger, consolidation or amalgamation involving the Borrower.

7.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           Dispositions of obsolete or worn out property in the ordinary course of business;

(b)           Dispositions of real estate no longer useful in the business of the Borrower and its Subsidiaries;

(c)           the sale of inventory in the ordinary course of business;

(d)           Dispositions permitted by clause (i) of Section 7.4(b);

(e)           Dispositions of inventory and other property related to the Core Businesses in the ordinary course of business and to the extent such inventory and property are no longer useful to Borrower and its Subsidiaries;

(f)            Dispositions of the Capital Stock or assets of Excluded Subsidiaries so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto and (ii) the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Dispositions (x) on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in clauses (a) and (b) of Section 7.1 as of the most recently ended fiscal quarter for which financial statements have been delivered hereunder and (y) the Borrower is in compliance with the liquidity covenant set forth in Section 7.1(c) as of the date of such Disposition;

(g)           the sale or issuance in the ordinary course of business of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; and

(h)           so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, the Disposition of other property having a fair market value not to exceed $25,000,000 in the aggregate for any fiscal year of the Borrower; provided that the aggregate amount of Dispositions made pursuant to this clause (h) may not exceed $75,000,000 over the term of this Agreement.

7.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to its respective direct parents or holders of its Capital Stock on a ratable basis;

(b)           the Borrower may repurchase, redeem or otherwise acquire or retire for value its Capital Stock held by any current or former officer, director, consultant or employee of the Borrower or any of its Subsidiaries to the extent necessary to satisfy the requirements of any equity subscription agreement, stock option agreement or similar agreement or benefit plan of any kind, in an aggregate amount not to exceed $10,000,000 per year;

(c)           the Borrower may (i) make payments not to exceed $1,000,000 in connection with obligations under the Terrane Warrants, and (ii) issue Capital Stock in respect of the exercise of the Existing Warrants; provided that, nothing in this Section 7.6 shall restrict or prohibit (or be construed to restrict or prohibit) the Borrower from repurchasing or making any payment or other distribution in connection with the TC Warrants prior to October 23, 2011; and

(d)           so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, the Borrower or any of its Subsidiaries may make Restricted Payments; provided that, at the time such Restricted Payment is made, the aggregate amount of the Restricted Payments made pursuant to this clause (d) shall not exceed an amount equal to 50% of the amount of the Consolidated Net Income for the previous fiscal year of the Borrower; provided that for the purposes of calculating Consolidated Net Income for the purposes of this clause (d), no gain or loss listed under the line item “Change in Fair Value of Common Stock Warrants” in the financial statements delivered pursuant to Section 6.1(b) (or any other line item having a similar effect) shall be incorporated into the calculation of Consolidated Net Income.

7.7           Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and their respective Subsidiaries in the ordinary course of business not exceeding the aggregate amount of $25,000,000 in any fiscal year, except:

(i)  Capital Expenditures to develop the following projects to the extent the aggregate amount of such Capital Expenditures does not exceed $10,000,000 during any fiscal year: (1) Davidson Project, (2) Mt. Emmons Project and (3) Berg Project;

(ii)  Capital Expenditures related to the Endako Project or Mount Milligan Project; and

(iii)  any other Sustaining Capital Expenditures;

provided, that (a) up to $10,000,000 of any such amount referred to in clause (i) above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above.

7.8           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)   Permitted Acquisitions;

(b)   extensions of trade credit in the ordinary course of business;

(c)   investments in Cash Equivalents;

(d)   (i) Guarantee Obligations permitted by Section 7.2 and (ii) Investments permitted by Section 7.6(c);

(e)   loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(f)    intercompany Investments by any Group Member in any other Group Member that, prior to such investment, is a Group Member (other than, in any Non-Core Subsidiary (except in the case of an Investments by a Non-Core Subsidiary in another Non-Core Subsidiary)), provided that (i) the aggregate amount of Investments by Loan Parties in Group Members that are not Loan Parties shall not exceed $5,000,000 in any fiscal year and (ii) Investments by Loan Parties in Group Members that are not Loan Parties may only be made so long as no Default or Event of Default shall then exist or would exist after giving effect thereto;

(g)   the Permitted Reorganization;

(h)   Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(i)    Investments in the nature of pledges or deposits with respect to the leases or utilities provided to third parties in the ordinary course of business;

(j)    Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)   Investments set forth on Schedule 7.8; and

(l)    so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, in addition to Investments otherwise expressly permitted by this Section, Investments at any time by the Borrower or any of its Subsidiaries in an aggregate outstanding amount (valued at cost) not to exceed $25,000,000.

7.9           Optional Payments and Modifications of Certain Debt Instruments.  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness incurred pursuant to Section 7.2(e) or 7.2(n), if after giving effect thereto, the Consolidated Liquidity would be less than $50,000,000, provided that any such payment, prepayment, repurchase, redemption, defeasance or segregation shall only be permitted so long as no Default or Event of Default shall then exist or would exist after giving effect thereto.

7.10         Transactions with Affiliates; Transactions with Excluded Subsidiaries

(a)          Except as otherwise provided in Schedule 7.10, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b)   Neither the Borrower (or, following the consummation of the Permitted Reorganization, the New Parent) nor any Subsidiary shall at any time (i) provide a Guarantee of any Indebtedness of any Excluded Subsidiary, (ii) be directly or indirectly liable for any Indebtedness of any Excluded Subsidiary or (iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Excluded Subsidiary, except in the case of clause (i) or (ii) to the extent permitted under Section 7.2 and 7.8 hereof.

7.11         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (any such arrangement, a “Sale and Leaseback”) except, so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, for any such Sale and Leaseback that is consummated within 180 days after the acquisition of such real or personal property acquired by a Group Member in an aggregate principal amount at any one time outstanding not to exceed the difference between (x) $150,000,000 and (y) the amount of Indebtedness incurred pursuant to Section 7.2(e).

7.12         Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (including, for the avoidance of doubt, currency hedging) (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, in each case in the ordinary course of business for non-speculative purposes and (c) Swap Agreements entered into in the ordinary course of business for non-speculative purposes with respect to sales and purchase contracts for any type of metal (or byproduct) including, but not limited to, molybdenum, gold and copper.

7.13         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters, except for changing the current year end of the fiscal year for Terrane Metals Corp. to December 31.

7.14         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.15         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, except for any requirements to pay dividends ratably to the respective direct parents or holders of such Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16         Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.17         Amendments to Material Agreements.  Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (i) the Royal Gold Purchase Agreement and the related security documents in any material respect, subject to the terms of the Royal Gold Intercreditor Agreement, (ii) the Endako Joint Venture Agreement in any material respect that is adverse to the Lenders and (iii) the BC Hydro Guaranty in any material respect that is adverse to the Lenders; provided, that an increase in the principal amount of the obligations that are the subject of the BC Hydro Guaranty to $25,000,000 in the aggregate shall not be deemed to be adverse to the Lenders.

SECTION 8.           EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)     the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within four Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)     any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)     any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 4.4 and 4.6 of the Guarantee and Collateral Agreements; or

(d)     any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)     any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $20,000,000 or more; or

(f)      (i) any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Group Member (other than any Excluded Subsidiary) under any Insolvency Law, any incorporation law or other applicable law in any jurisdiction, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding, in respect of:

(A)                              its bankruptcy, liquidation, winding-up, dissolution or suspension of general operations,

(B)                                the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of its debts or obligations,

(C)                                the appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, agent or other similar official for a Group Member, or for all or a substantial part of the assets of any Group Member,

(D)                               possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets, of such Group Member.

(ii)  any Group Member (other than any Excluded Subsidiary) (A) files a petition or application seeking relief under any Insolvency Law, or (B) commences on a voluntary basis, or fails to contest in a timely and appropriate manner or consents to the institution of any proceeding referred to in paragraph (i) above or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee or sequestrator (or similar official) of such Group Member or of all or any substantial part of such Group Member’s assets, or (C) makes an assignment for the benefit of creditors, (D) takes any action in furtherance of any of the foregoing or of any of the proceedings referred to in paragraph (i), or (E) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or is otherwise insolvent.

(g)     (i) an ERISA Event or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; (v) any Group Member shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan; (vi) any event or condition exists in respect of any Canadian Pension Plan which is reasonably likely to result in any Group Member incurring liability; (vii) any Group Member shall fail to make minimum required contributions under a Canadian Pension Plan within the time period set out in any Requirement of Law or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could reasonably be expected to result in the imposition of a Lien upon the assets of any Group Member; or (viii) any Group Member shall make any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all such other events or conditions that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(h)     one or more judgments or decrees shall be entered against any Group Member (other than any Excluded Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)      any material provision of the Security Documents or the Royal Gold Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party shall so assert, or any material provision of the Royal Gold Intercreditor Agreement shall cease to be enforceable or any party to the Royal Gold Intercreditor Agreement shall commence a case or proceeding (including the filing of any notice of intention) in respect thereof; or

(j)      the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)     a Change of Control shall occur (other than a Change of Control resulting from the Permitted Reorganization);

(l)      a Vendor Event of Default (as defined in the Royal Gold Purchase Agreement) shall occur under the Royal Gold Purchase Agreement; or

(m)  after the consummation of the Permitted Reorganization, the New Parent shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower; or

(n)   there is a cessation or abandonment (other than a force majeure event, cessation or abandonment for which substantially all of the losses or liabilities of any Group Member resulting from such abandonment would be covered by insurance) of the Thompson Creek Mine, Endako Mine, Langeloth Facility or Mount Milligan Project, in each case, for a period of not less than 365 consecutive days then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to (i) all Letters of Credit with respect to which presentment for honor shall not have occurred and (ii) all Bankers’ Acceptances at maturity, in each case, at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the sum of (x) the aggregate then undrawn and unexpired amount of such Letters of Credit and (y) the amount due under such Bankers’ Acceptances.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit and to the payment of amounts due under Bankers’ Acceptances on a pro rata basis, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon and Bankers’ Acceptances fully repaid, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.           THE AGENTS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party other than to confirm receipt of the items required to be delivered to the Administrative Agent pursuant to Section 5.1.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative

Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7           Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8           Agents in Their Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10         Documentation Agent, Joint Lead Arrangers, Joint Bookrunners and Syndication Agent.  Neither the Documentation Agents, Joint Lead Arrangers, Joint Bookrunners nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.15 or the definition of “Applicable Percentage” without the written consent of each Lender adversely affected thereby; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) increase the Commitments hereunder (except for any increase pursuant to Section 2.1(b)) without the written consent of each Lender, (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Lender and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2         Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein, shall be in writing and shall be delivered by hand or overnight courier services, or sent by telecopier (to be followed by a copy sent via email) at the addresses set forth below, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, CO 80120
Attention: Chief Financial Officer
Telecopy: (303) 762-3507
Telephone: (303) 761-8801

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, TX 77002-6925
Attention: Nina Guinchard
Telecopy: (713) 427-6307
Telephone: (713) 750-2367
With a copy to:
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, TX 77002-6925
Attention: Siraz Maknojia
Telecopy: (713) 427-6416
Telephone: (713) 374-4312

provided that unless otherwise expressly provided herein, each notice or other communication shall be deemed to have been duly given or made when delivered, or, in the case of telecopy notice, when received, provided further that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and properly documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and properly documented out-of-pocket fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and properly documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and properly documented out-of-pocket fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes (other than Excluded Taxes), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the telecopier number or address set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)     (i)   Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                              the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)                                the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii)                   Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                (1)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)                                the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Eligible Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(D)                               without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Eligible Assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

(E)                                 For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     (i)   Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective Participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.17 (f) (it being understood that the documentation required under Section 2.17 (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the

Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e)     The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)      Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7         Adjustments; Set-off.  (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)     In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the

Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, if any (for the avoidance of doubt, it is agreed and understood that, notwithstanding anything to the contrary, the Fee Letter dated as of October 6, 2010, among the Administrative Agent and the Borrower shall survive and not be so superseded), and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Except as otherwise provided in this Agreement or any other Loan Document by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in such other Loan Document, then the provisions contained in this Agreement shall govern and control.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  The Borrower hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)     neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)     At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (unless the outstanding amount of the L/C Obligations related thereto has been cash collateralized), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners, insurers, reinsurers or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in their sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies any Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

10.18       Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Pamela Saxton
Name: Pamela Saxton
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Brian Knapp
Name: Brian Knapp
Title: Vice President

J.P. MORGAN SECURITIES LLC, as a Joint Lead Arranger and as a Joint Bookrunner

By:	/s/ David A. Dwyer
Name: David A. Dwyer
Title: Executive Director

2

ROYAL BANK OF CANADA Lender

By:	/s/ Stam Fountoulakis
Name: Stam Fountoulakis
Title: Authorized Signatory

3

COMPASS BANK, an Alabama Banking Corporation Lender

By:	/s/ Mark Sunderland
Name: Mark Sunderland
Title: Senior Vice President

4

DEUTSCHE BANK AG CANADA BRANCH as a Lender

By:	/s/ Rod O’Hara
Name: Rod O’Hara
Title: Director

By:	/s/ Marcellus Leung
Name: Marcellus Leung
Title: Assistant Vice President

5

STANDARD BANK PLC

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Senior Vice President

By:	/s/ AF Stark
Name: AF Stark
Title: Director: Structured Commodity Solutions

6

SOCIÉTÉ GÉNÉRALE (CANADA BRANCH) Lender

By:	/s/ Chris Henstock
Name: Chris Henstock
Title: Managing Director Mining & Commodities Finance

By:	/s/ Paul Forster
Name: Paul Forster
Title: Director

7

UBS Loan Finance LLC as a Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

8